STOCK PURCHASE AGREEMENT

                    This Stock Purchase Agreement (this
          "Agreement"), is dated as of August 21, 1996, by and among CAI Corporation, a Delaware corporation ("CAI"), Commercial Federal Corporation, a Nebraska corporation ("CFC"), Mr. Robin R. Glackin ("Glackin"), Mr. Steven M. Ellis ("Ellis") and Mr. Byron A. Lax ("Lax"). Each of Glackin, Ellis and Lax is sometimes hereinafter referred to as a "Shareholder", and collectively as the "Shareholders".

                    WHEREAS, CAI owns an aggregate of 1,250,100 shares of common stock, par value $0.01 per share (the
          "CFC Common Stock"), of CFC; and

                    WHEREAS, CFC owns the Warrant to Purchase 99
          Shares of Common Stock (Par Value $.01 Per Share) of CAI Corporation, dated December 30, 1989 (the "Warrant"), which entitles the holder thereof to purchase, upon exercise thereof, 99 shares of non-voting common stock of CAI; and

                    WHEREAS, CFC desires to purchase from CAI the shares of CFC Common Stock owned by CAI; and

                    WHEREAS, CAI wishes to acquire from CFC, and cancel, the Warrant; and

                    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby.

                    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                  ARTICLE I
                             SALE AND TRANSFER OF
                       COMMON STOCK; RETURN OF WARRANT

                    1.1 Sale and Transfer of Common Stock. Upon the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions hereof, CAI agrees to sell, transfer and assign to CFC 1,250,100 shares of CFC Common Stock (such shares of CFC Common Stock are hereinafter referred to as the "Shares"), in exchange for (i) a payment of $28,227,162 (the "Cash Consideration"), (ii) the transfer and assignment to CAI of the Warrant (in whole and not in part), unexercised and free and clear of any Liens (as defined herein), (iii) a payment of $2,200,000 in reimbursement of certain costs and expenses incurred by CAI in connection with its ownership of the Shares, including costs and expenses incurred in connection with the proxy contest of 1995 (the "Expense Reimbursement Payment"), and (iv) a payment of $62,500 as an agreed upon amount in lieu of the pro rata portion of the dividend on the Shares for CFC's current fiscal quarter (the "Dividend Amount").

                    1.2  Return of Warrant; Payment of
          Consideration.   Upon the basis of the representations,
          warranties and agreements herein contained, and subject to the terms and conditions hereof, CFC agrees to (i) purchase and accept from CAI the Shares, (ii) transfer and assign the Warrant (in whole and not in part), unexercised and free and clear of any Liens, to CAI,
          (iii) pay CAI the Cash Consideration, (iv) pay CAI the Expense Reimbursement Payment and (v) pay CAI the Dividend Amount.

                    1.3  Closing.  The closing of the sale and
          purchase of the Shares and the other transactions contemplated hereby (the "Closing") shall take place in Omaha, Nebraska on August 21, 1996, or at such other time or place as the parties may mutually agree (the "Closing Date").

                    1.4 Closing Deliveries. At the Closing, the parties shall deliver the following documents, and take the following actions, all of which deliveries and actions shall be deemed to occur simultaneously and none of which shall be effective until all have occurred:

                         (a)  CFC shall deliver, or cause to be
          delivered, to CAI (i) the Warrant (in whole and not in part), duly endorsed, unexercised and free and clear of any Liens, (ii) the Cash Consideration, the Expense Reimbursement Payment and the Dividend Amount, in the form of a cash payment of $30,489,662, by wire transfer of immediately available same day funds in United States dollars to an account designated in writing by CAI; and

                         (b)  CAI shall deliver, or cause to be
          delivered pursuant to book entry at DTC, to CFC 1,250,000 of the Shares and stock powers and certificate for 100 of the Shares.

                                  ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF CFC

                    CFC hereby represents and warrants to CAI and the Shareholders as follows:

                    2.1  Corporate Organization.  CFC is a
          corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. CFC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                    2.2  Authority; No Violation.

                         (a)  CFC has full corporate power and
          authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by CFC of each of this Agreement and the other documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of CFC, and no other corporate proceedings on the part of CFC are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon execution and delivery thereof by CFC, each of the other documents and instruments contemplated hereby will be, duly and validly executed and delivered by CFC and (assuming due authorization, execution and delivery by CAI) this Agreement constitutes, and upon execution and delivery thereof by CFC, each of the other documents and instruments contemplated hereby will constitute, a valid and binding obligation of CFC enforceable against CFC in accordance with its respective terms.

                         (b)  Neither the execution and delivery of
          this Agreement or any other document or instrument contemplated hereby by CFC nor the consummation by CFC of the transactions contemplated hereby and thereby, nor compliance by CFC with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation, By-Laws or similar governing documents of CFC, or (ii) (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction ("Law") applicable to CFC or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CFC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CFC is a party, or by which it or any of its properties or assets may be bound or affected.

                    2.3  Consents and Approvals.  No consents or
          approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Authority") or with any third party are necessary in connection with (a) the execution and delivery by CFC of this Agreement and the other documents and instruments contemplated hereby and (b) the consummation by CFC of the transactions contemplated hereby and thereby.

                    2.4 Title to Warrant. CFC has, and upon the transfer of the Warrant to CAI in accordance with the terms hereof, CAI will have, good, valid and marketable title to the Warrant (in whole and not in part), free and clear of any liens, charges, encumbrances, pledges, options, trusts, voting trusts, restrictions, members or shareholders' agreements, adverse rights or claims and
          security interests whatsoever ("Liens").   Except for
          this Agreement, CFC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance, transfer or assignment of the Warrant, any interest in the Warrant or the shares of non-voting common stock of CAI purchasable upon exercise of the Warrant. Without limiting the generality of the foregoing, CFC is the Holder (as defined in the Warrant) of the Warrant and there are no other Holders of the Warrant.

                    2.5  Status of Warrant.

                         (a)  CFC's election, pursuant to its
          letter, dated August 13, 1996, to exercise the Warrant has been effectively and irrevocably rescinded and withdrawn for all purposes prior to the effectiveness of such election, pursuant to the letter, dated August 14, 1996, a true, correct and complete copy of which is attached hereto as Exhibit A.

                         (b)  Neither CFC nor any other Holder
          (including, without limitation any prior Holder) has exercised, in whole or in part, the Warrant, and no person or entity (other than CFC in its capacity as Holder) has the right or power to exercise or cause the exercise of the Warrant. Without limiting the generality of the foregoing, neither CFC nor any of its Representatives (as defined herein) has taken any action which has caused (or which, with notice or the passage of time, will cause) any shares of common stock or other securities of CAI to become issuable or to be deemed to have been issued or to have become issuable pursuant to the Warrant for any reason.

                                 ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF CAI

                    CAI hereby represents and warrants to CFC as follows:

                    3.1  Corporate Organization.  CAI is a
          corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                    3.2  Authority; No Violation.

                         (a)  CAI has full corporate power and
          authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by CAI of each of this Agreement and the other documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of CAI, and no other corporate proceedings on the part of CAI are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon execution and delivery thereof by CAI, each of the other documents and instruments contemplated hereby will be, duly and validly executed and delivered by CAI and (assuming due authorization, execution and delivery by CFC) this Agreement constitutes, and upon execution and delivery thereof by CAI, each of the other documents and instruments contemplated hereby will constitute, a valid and binding obligation of CAI enforceable against CAI in accordance with its respective terms.

                         (b)  Neither the execution and delivery of
          this Agreement or any other document or instrument contemplated hereby by CAI nor the consummation by CAI of the transactions contemplated hereby and thereby, nor compliance by CAI with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation, By-laws or similar governing documents of CAI, or (ii) (x) violate any Law applicable to CAI or any of its properties or assets, or
          (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CAI under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CAI is a party, or by which it or any of its properties or assets may be bound or affected.

                    3.3  Consents and Approvals.  No consents or
          approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with (a) the execution and delivery by CAI of this Agreement and the other documents and instruments contemplated hereby and (b) the consummation by CAI of the transactions contemplated hereby and thereby.

                    3.4  Ownership of Shares.

                         (a)  The Shares are the only shares of CFC
          Common Stock beneficially owned by CAI.

                         (b)  CAI has (except for a lien of
          Comerica Bank on the Shares, which lien will be paid in full from the Cash Consideration, and upon the transfer of the Shares to CFC in accordance with the terms hereof CFC will have, good, valid and marketable title to the Shares, free and clear of any Liens. CAI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance, transfer or assignment of the Shares or any interest in the Shares other than the Comerica Lien.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                             OF THE SHAREHOLDERS

                    Each Shareholder hereby represents and warrants on his own behalf to CFC as follows:

                    4.1  Execution and Delivery.  This Agreement
          has been, and upon execution and delivery thereof by such Shareholder, each of the other documents and instruments contemplated hereby will be, duly and validly executed and delivered by such Shareholder and (assuming due authorization, execution and delivery by CFC) this Agreement constitutes, and upon execution and delivery thereof by such Shareholder, each of the other documents and instruments contemplated hereby will constitute, a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its respective terms.

                    4.2 Ownership of CFC Common Stock. Except for the Shares, such Shareholder does not beneficially own any shares of CFC Common Stock, other than, with respect to Glackin and Ellis, shares of CFC Common Stock granted to such Shareholder as part of his compensation as a director of CFC.

                                  ARTICLE V
                       CERTAIN COVENANTS AND AGREEMENTS

                    5.1  Forbearances.  None of CFC, CAI nor any
          Shareholder shall take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing, except, in every case, as required by Law.

                    5.2 No Exercise or Transfer of Warrant. CFC hereby agrees that from and after the date of this Agreement, it shall not (a) exercise, in whole or in part, give any notice of exercise, in whole or in part, or permit or cause any other person or entity to exercise or give any notice of exercise, in whole or in part, of, the Warrant or (b) except as contemplated hereby, sell, assign, convey or otherwise transfer (including, without limitation, through merger or consolidation or otherwise by operation of law), in whole or in part, the Warrant or any interest therein, including, without limitation, any right to acquire, hold or exercise the Warrant or any part thereof.

                    5.3  Standstill.  CAI and each Shareholder
          hereby agrees that during the Standstill Period (as defined herein), it shall not, directly or indirectly,
          (a) acquire, agree to acquire or make any proposal to acquire, the securities of CFC or any of its subsidiaries, any warrant or option to acquire any such securities, any security convertible into or exchangeable for any such securities or any other right to acquire any such securities (except, in the case of Glackin and Ellis, for securities of CFC or any of its subsidiaries issued to such Shareholders as members of the Board of Directors of CFC); (b) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transaction of or involving CFC or any of its subsidiaries; (c) make, or in any way participate in, any "solicitation" of proxies or consents within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any securities of CFC or any of its subsidiaries, or seek to advise or influence any person with respect to the voting of any securities of CFC or any of its subsidiaries or demand a copy of the stock ledger, list of stockholders or any other books and records of CFC or any of its subsidiaries (except in connection with the enforcement of any claim of CAI or any such Shareholder under this Agreement); (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act), with respect to any securities of CFC or any of its subsidiaries; (e) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or policies of CFC or any of its subsidiaries; (f) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing; or make any other investment in any other person that engages, or offers or proposes to engage, in any of the foregoing; provided, however, nothing contained herein shall be deemed to prohibit CAI or any Shareholder from acquiring any publicly-traded security (other than any security of CFC or any of its subsidiaries); provided, further, that if the issuer (or any Affiliate thereof) of such publicly-traded security is engaged in any activity otherwise prohibited under this Section 5.5, neither CAI nor any of the Shareholders shall acquire a controlling interest in such issuer or otherwise actively participate in the business activities of such issuer. CAI and each Shareholder also agrees during such period not to make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or request CFC, directly or indirectly, to amend, waive or terminate any provision of this Section 5.3 (including this sentence). Notwithstanding anything in this Agreement to the contrary, no restriction or prohibition set forth in this
          Section 5.3 shall apply to either of Glackin or Ellis in his capacity as a director of CFC or any of its subsidiaries. For purposes of this Agreement, the "Standstill Period" shall mean the period of 60 months beginning on the date of this Agreement.

                    5.4  Indemnification.  CFC hereby agrees to
          indemnify, defend and hold harmless CAI and each director, officer and Affiliate (as defined herein) of CAI, including, without limitation, the Shareholders (collectively, the "CAI Group"), from and against all reasonable fees and expenses of counsel incurred by any member of the CAI Group in connection with the defense of any litigation brought against any member of the CAI Group by or on behalf of any shareholder of CFC challenging the validity of this Agreement or the transactions contemplated hereby; provided, that the CAI Group shall reasonably cooperate with CFC in the defense or settlement of any such litigation. The indemnification provided hereunder is not intended to apply to the conduct of any member of the CAI Group outside the scope of this Agreement or the transactions contemplated hereby. Nothing contained herein shall be deemed a waiver of any right of indemnification otherwise available to any member of the CAI Group.

                    5.5  Waiver and Release.

                         (a)  CFC, on behalf of itself and its
          Representatives (as defined herein), for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, hereby waives, releases and forever discharges CAI and each Shareholder, and their respective Representatives, from each and every class, individual, or derivative claim, of any kind, known or unknown, from the beginning of the world to the Closing, which CFC or its Representatives had, now have, or may hereafter have, in any capacity, against CAI, the Shareholders and their respective Representatives, or any of them, except for claims arising out of this Agreement. For purposes of this Agreement, "Representatives" shall mean, with respect to a particular party, its officers, directors, employees, shareholders, Affiliates (as such term is defined in Rule 12b-2 under the Exchange Act), and their respective heirs, executors, successors, and administrators.

                         (b)  CAI and each Shareholder, on behalf
          of itself and its respective Representatives, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, hereby waives, releases and forever discharges CFC and its Representatives, from each and every class, individual, or derivative claim, of any kind, known or unknown, from the beginning of the world to the Closing, which CAI, any Shareholder, or any of their respective Representatives had, now have, or may hereafter have, in any capacity, against CFC and its Representatives, or any of them, except for claims arising out of this Agreement, the Note or the Security Agreement.

                    5.6 Public Announcements. Promptly following execution of this Agreement, CFC shall issue a press release in the form attached hereto as Exhibit B. CFC shall not, and for so long as CFC shall be in compliance with all of its obligations under the Note and the Security Agreement, neither CAI nor any Shareholder shall, (i) make any public statement that is contrary to such press release or (ii) make any public or private statement or issue any press release concerning the subject matter hereof which contains derogatory information or statements regarding the other parties hereto or their Representatives.

                    5.7 Resignations. At or prior to payment in full of the Note by CFC, each of Ellis and Glackin shall deliver to CFC a duly executed letter of resignation from the Board of Directors of CFC, substantially in the form of Exhibit C attached hereto.


                                  ARTICLE VI
                                MISCELLANEOUS

                    6.1  Survival of Representations, Warranties
          and Agreements. Each of the representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing indefinitely.

                    6.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                    6.3 Notices. All notices and communications required or permitted hereunder shall be in writing, and effective upon receipt, if delivered in person, sent by certified or registered mail (postage prepaid), sent by a nationally recognized overnight courier or sent by means of facsimile with telephone confirmation or receipt as follows (or at such other address or telecopy number for a party as shall be specified by like notice):

          To CFC:             Commercial Federal Corporation
                              P.O. Box 1103
                              2120 South 72nd Street
                              Omaha, Nebraska 68101
                              Attention:  William A. Fitzgerald
                              Telephone:  (402) 554-9200
                              Telecopy:   (402) 390-5256

          To the              CAI Corporation
          Shareholders        12770 Coit Road, Suite 902
          and CAI:            Dallas, Texas  75251
                              Attention:  Robin R. Glackin
                              Telephone:  (214) 991-7716
                              Telecopy:   (214) 991-8922

                    6.4 Modifications; Waivers. The provisions of this Agreement may only be modified by written agreement duly executed by all parties hereto. No waiver of any provision of this Agreement shall be binding unless executed in writing by granting the waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                    6.5 Headings. Captions and headings appearing in this Agreement are for ease of reference only and do not constitute a part of this Agreement.

                    6.6  GOVERNING LAW.  THIS AGREEMENT AND ALL
          QUESTIONS CONCERNING ITS VALIDITY, CONSTRUCTION OR
          PERFORMANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

                    6.7 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

                    6.8 Assignment; Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of CAI, on behalf of itself and the Shareholders, in the case of an assignment by CFC, and CFC, in the case of an assignment by CAI or any Shareholder. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by and against the parties and their respective successors and permitted assigns.

                    6.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between the parties with respect to the subject matter hereof.

                    IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed and delivered by their respective officers or representatives thereunto duly authorized, in each case, as of the date first indicated above.

                                        COMMERCIAL FEDERAL CORPORATION

                                        By:/s/ William A. Fitzgerald
                                           William A. Fitzgerald
                                           Chairman of the Board and
                                           Chief Executive Officer

                                        CAI CORPORATION

                                        By:/s/ Steven M. Ellis
                                           Steven M. Ellis
                                           Senior Vice President

                                           /s/ Robin R. Glackin
                                           Robin R. Glackin

                                           /s/ Steven M. Ellis
                                           Steven M. Ellis

                                           /s/ Byron A. Lax
                                           Byron A. Lax


          Exhibit A
                              [August 14th Letter]


          Exhibit B
                                 [Press Release]

          Exhibit C

                        [Form of Letter of Resignation]